UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2010

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Subscription Agreement

On September 27, 2010, Carmike Cinemas, Inc. (the “Corporation”) entered into a subscription agreement (the “Subscription Agreement”) for its acquisition of a 20% profits interest in the business of Screenvision, a theatre advertising company. The Subscription Agreement is between the Corporation and SV Holdco, LLC (“SV Holdco”), a holding company that will own the Screenvision business. Screenvision entered into the Subscription Agreement concurrently with, and in consideration of, the Corporation renewing and extending its theater exhibition agreement with Screenvision.

Pursuant to the Subscription Agreement, the Corporation will receive membership units of SV Holdco (the “Units”), representing 20% of the issued and outstanding membership units of SV Holdco, a holding company of the Screenvision business. Following the closing (the “Closing”) of a concurrent unit purchase involving Screenvision’s current owners, the remaining ownership interest in SV Holdco and in the Screenvision business will be held by Technicolor, Inc., Shamrock Capital Growth
Fund II, LP and their affiliates (collectively, the “Other Members”). The Closing is expected to occur in October 2010 and is subject to regulatory and other customary conditions. The Units are expected to be issued upon the date of the Closing.

Pursuant to the Subscription Agreement, the Corporation will receive additional Units or will forfeit some of its Units based upon changes in the Corporation’s future theatre and screen count. The Units received at the Closing will have a set distribution threshold of a fixed amount equal to the initial equity value of SV Holdco at the Closing, and any additional Units received will have a distribution threshold equal to the equity value of SV Holdco determined at the time of issuance of such additional Units. The Units entitle the Corporation to receive, upon liquidation of SV Holdco, a pro rata share of the liquidation proceeds, provided that the applicable distribution thresholds are satisfied. To effectuate the foregoing, any available profits or appreciation in the assets of
SV Holdco above the applicable distribution thresholds will be allocated first to the Corporation, until its share of the assets to be distributed equals its pro rata share of the issued and outstanding membership units of SV Holdco.

Operating Agreement

Upon the Closing, the Corporation and the Other Members will enter into a Limited Liability Company Agreement of
SV Holdco, LLC (the “Operating Agreement”), in the form provided in the Subscription Agreement. The Operating Agreement provides that the Corporation will be entitled to appoint one member to the board of managers of SV Holdco (subject to being excluded during board consideration of competitively sensitive topics) and will have approval rights over certain significant corporate events, provided that the Corporation’s continuing ownership interest in SV Holdco meets certain thresholds. In addition, the Operating Agreement provides that certain additional significant corporate events will require unanimous approval of SV Holdco’s board of managers and/or supermajority approvals of SV Holdco’s members. The Operating Agreement may be amended by the vote or consent of a majority of SV Holdco’s members, provided that, in general, an amendment adversely affecting the Corporation must be approved by it.

The Operating Agreement provides that units of SV Holdco may not be transferred except under certain limited circumstances. The Operating Agreement provides a right of first refusal in favor of SV Holdco and its members in connection with certain specified transfers of SV Holdco units. The Operating Agreement also provides “tag-along rights” that allow SV Holdco members to participate in certain specified transfers of units and “drag-along rights” that require SV Holdco members to participate in certain specified transfers of units. In addition, the Operating Agreement provides SV Holdco members with certain customary “demand” and “piggyback” registration rights.

Item 8.01.	Other Events.

On September 27, 2010, the Corporation issued a press release related to the transactions described herein, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated September 27, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.

Date: October 1, 2010	By:	/s/ Richard B. Hare
Richard B. Hare
Senior Vice President—Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated September 27, 2010